Exhibit 99.1

FOR IMMEDIATE RELEASE
Forrester Research Receives Anticipated Nasdaq Notice Regarding
Delayed Form 10-Q Filing
Cambridge, Mass., May 16, 2007 . . . Forrester Research, Inc. (Nasdaq: FORR) today announced that, as anticipated, it had received an additional Staff Determination letter from the Listing Qualifications department of The Nasdaq Stock Market stating that the company is not in compliance with Nasdaq Marketplace Rule 4310(c)(14) because it did not file its quarterly report on Form 10-Q for the quarter ended March 31, 2007.
On March 16, 2007, Forrester announced a delay in filing its annual report on Form 10-K for its fiscal year ended December 31, 2006 because of its ongoing investigation of its stock option granting practices. As previously announced on March 19, 2007, Forrester received a similar Staff Determination letter stating that the company is not in compliance with Nasdaq Marketplace Rule 4310(c)(14) due to the delay in the filing of its Form 10-K for the year ended December 31, 2006. On May 3, 2007, Forrester appeared at a hearing before the Nasdaq Listing Qualifications Panel at which it presented a plan for compliance and asked the panel to grant the company additional time to comply with Nasdaq listing requirements. Pending a decision by the panel, Forrester’s common stock will remain listed on The Nasdaq Stock Market. The additional staff determination letter states that the failure of the company to file its Form 10-Q for the first quarter will serve as another deficiency for the panel to consider in making a decision on the company’s request.
About Forrester Research
Forrester Research, Inc. (Nasdaq: FORR) is an independent technology and market research company that provides pragmatic and forward-thinking advice to global leaders in business and technology. For more than 23 years, Forrester has been making leaders successful every day through its proprietary research, consulting, events, and peer-to-peer executive programs. For more information, visit www.forrester.com.
Contact:

Karyl Levinson
Vice President, Corporate Communications
Forrester Research, Inc.
+ 1 617.613.6262
press@forrester.com
Phyllis Paparazzo
Director, Investor Relations
Forrester Research, Inc.
+1 617.613.6234
ppaparazzo@forrester.com

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